Exhibit 99.2

Final Transcript

Thomas StreetEventsSM

Conference Call Transcript

EPIC – Q1 2009 Epicor Software Earnings Conference Call

Event Date/Time: May. 04. 2009 / 5:00PM ET

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

Damon Wright

Epicor Software - IR

George Klaus

Epicor Software - President, Chairman of the Board

Mike Pietrini

Epicor Software - CFO

Russ Clark

Epicor Software - PAO

CONFERENCE CALL PARTICIPANTS

Steve Koenig

KeyBanc Capital Market - Analyst

Peter Goldmacher

Cowen and Company - Analyst

Brian Schwartz

Piper Jaffray - Analyst

Abhey Lamba

UBS—Analyst

Richard Badry

Canccord Adams - Analyst

Ross MacMillan

Jefferies and Company - Analyst

Jenny ?

Benchmark Capital - Analyst

Brad Fills

Barclays Capital - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Epicor quarterly conference call. Today’s call is being recorded. At this time, I would like to turn the conference over to Mr. Damon Wright, Head of Investor Relations. Please go ahead, sir.

Damon Wright - Epicor Software - IR

Thank you, Jamie, and thank you all for joining us this afternoon to discuss Epicor’s 2009 first quarter financial results. Our press release issued this afternoon detailing these results may be accessed on our website at www.epicor. com under the investor section. Joining us on today’s call to comment on Epicor’s first quarter are George Klaus, Epicor’s Chairman, President, and CEO; and Mike Pietrini, Executive Vice President Finance and Administration and CFO. Russ Clark, our Senior Vice President Finance and our Principle Accounting Officer, and John Hiraoka, our Senior Vice President and Chief Marketing Officer are also on the call to participate in the Q&A session. George will begin the call with a few comments followed by Mike, who will discuss certain financial results and trends in our business in more detail. Before we begin, I would appreciate your patience as I review our safe harbor statement.

The discussions on today’s call will include forward-looking statements . These forward-looking statements include statements regarding the company’s expected revenue, earnings and other financial results as well as new product releases and other statements that are not historical facts.

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

Actual results may differ materially from those expressed or implied in the forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in our forward-looking statements, please see our annual report on from10-K for the period ended December, 31, 2008. Today’s comments will also include a discussion of certain non-GAAP financial measures such as adjusted EBITDA, free cash flow, and nonGAAP revenue and nonGAAP earnings, which exclude amortization of prior and intangible assets, stock-based compensation expense, restructuring and other charges. The most directly comparable GAAP financial measures and information reconciling the company’s nonGAAP and GAAP results are included in our earnings release and in the form 8-K to be filed with the SEC. With that, I would now like to turn the call over to George. George?

George Klaus - Epicor Software - President, Chairman of the Board

Thank you, Damon, and thank you everyone on the call and webcast for joining us today. Having retaken the Epicor leadership reigns at the end of January, I am pleased with our Q1 results, as we clearly demonstrated that we are responding appropriately to the market conditions. We are managing those things that we can control to ensure our cost structure is aligned with our anticipated revenues. As expected, the first quarter proved challenges as economic conditions continue to impact purchasing decisions and implementation time time lines. January and February were especially difficult, as conditions seemed to deteriorate even further. However, March was a relative bright spot, and our business was considerably stronger than the first two months of the quarter. Executive decision-making around buying application software re-emerged from the early quarter’s freeze, and we closed a significant number of deals adding 84 new name customers in Q1 even in the difficult conditions. We benefited from closely manage our expenses throughout the quarter, and from our pro-active cost reduction measures, which lead to our Q1 non-GAAP earnings coming in at the high end of our guidance range despite revenues slightly below expectations. FX had approximately a 7% negative effect on our revenue due to the strengthening of the US dollar relative to other major currencies versus a year ago.

Demand for Epicor 9 is strong, and we have received more than 350 requests and orders for our latest ERP offering. As most of , in December of 2008, we released Epicor 9, which is built on a second generation service oriented architecture, and leverages Web 2.0 technologies along with all new global financial suite. This new release, we now provide a single ERP product that can be deployed across all major markets and geographies for our target industries, and we now are doing business in 160 countries around the world. Being at the front end of a new product cycle provides us with several significant advantages over our competition. This is a especially true and challenging economic times. Some of the most obvious advantages, which help drive strong retention rate and solid new named customer wins this last quarter were: First, existing customers have a well defined upgrade and/or migration path offering them many new benefits when they are ready to move to our latest product. This is meaningful to the majority of our install base of more than 20,000 customers as Epicor 9 is the final step for our customers in our protect, extend, and converge product strategy. This means Epicor 9 provides the migration path for all of our legacy ERP products including manufacturing, distribution, and services.

Second, new customers can see a clearly articulated product strategy that has been executed on. This enhances their confidence in selecting Epicor as they go forward in their business decisions. And three, all customers know that there is the front end of the product cycle that Epicor is committed to continuing to invest in. Additionally, on the international front, Epicor 9 is already beginning to deliver on it’s promise to open new markets through deepening and broadening our international presence.

During Q1, we had our first Epicor 9 customer wins in Fiji, South Africa, Saudi Arabia, Columbia, and China. We’re also seeing good activity in our international pipelines especially in many of the Eastern European countries where Epicor 9 provides us with more capabilities. On the retail front, we have seen some indication that our retail markets could be improving. While we continue to make a conservative approach of the retail market, our market share leading position and fully integrated end-to-end retail offerings positions us well to be able to capitalize on any pickup in this retail market space. All of these data points help support our belief that Epicor will continue to execute on this business model during this downturn and that we will emerge extremely well positioned for growth when the economy begins to rebound. I’m now going to ask Mike Pietrini, our recently appointed Chief Financial Officer, to cover some of the financials from the first quarter and discuss some trends in our business, after which, I will make some closing remarks. Mike?

Mike Pietrini - Epicor Software - CFO

Thank you, George, I’m pleased to address all of you on the call for the first time, as Epicor’s CFO. And I look forward to interacting with all of you on these calls and hopefully with in person in the near future. As , our press release and tables provide a significant amount of financial information regarding our quarter, and I do not plan to simply repeat everything listed there in this call. Rather, I would like to provide additional color around some of the trends we are seeing in our markets and throughout our business. I will also highlight some of our key financial metrics. For additional information, please refer to our press release.

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May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

First quarter non-GAAP revenue was $99.1 million, which is approximately $400,000 higher than GAAP revenue due to the impact of NSB purchase accounting deferred revenue adjustments. February marked the anniversary of the NSB acquisition, so this is the final NSB non-GAAP deferred revenue adjustment we will report. Like most companies with significant international business, Epicor faced FX head winds that impacted our revenue growth. As the US dollar strengthened meaningfully over the past year against most foreign currencies, all revenue lines were negatively impacted with total revenue impacted by approximately 7%. In reviewing this by line item, license revenue were negatively impacted by approximately 10%,, consulting revenue by approximately 8%, and maintenance revenue by approximately 6%. On a constant currency basis, first quarter total non-GAAP revenue would have been $106 million, with license revenue of $14.6 million, consulting revenue of $34.1 million, and maintenance revenue of $50.1 million. Hardware revenue was not impacted by FX movements.

Before turning to some of our margin detail, I would like to spend a little time on some of the trends we are seeing in the market and the corresponding impact of our various revenue lines. While it is no surprise that license revenues are down year-over-year, there are some positive data points for Epicor that we believe bode well for the future. Our primary Q1 weakness came in existing customer base sales and retail software sales, neither of these data points in and of themselves is unusual in this environment. The majority are not currently growing their business and adding seeds or additional features. Most plans for expansions or upgrades have been delayed primarily due to customers waiting for their own as well as their customer’s businesses to rebound. A delay in acquiring a new module on additional users may not meaningfully impact their business during such a slowdown. Similarly, the majority of retailers are not expanding right now. Although we do still see demand for point solution providing near term ROI as well some demand from retailers that service the value shopper.

On a positive note, our new name ERP customer software sales were relatively strong in the first quarter contributing a greater percentage of our overall software revenue versus last year despite the significantly worse economic conditions, . New name revenue is very important revenue for a software company, as a result in future consulting and maintenance revenues and becomes a source for additional software sales. Although our sales cycles generally take at least six to nine months, and Epicor 9 was only released in mid December of 2008, Nearly half of the new name customers we added in the first quarter purchased Epicor 9. This supports our belief that being at the front end of this major product cycle with industry-leading technology is setting Epicor apart from it’s competitors. On the consulting side, in addition to currency headwinds, we also experienced the impact of customers not wanting to spend in this economic environment. This resulted in several projects and implementations being delayed on both the ERP and retail side of our business. While still a small but growing part of our consulting business, we are seeing good demand for managed service offerings. Because of our single point of accountability. Epicor is in a unique position to provide our customers with additional services that leverage Epicor specific knowledge to enhance the value of their IT investments while reducing the overall costs associated with managing their internal processes.

Now turning to maintenance. Maintenance continues to be an excellent cash generator for Epicor, Contributing 47% of our first quarter revenue with gross margins greater than 76%. While Epicor is able to boast some of the best customer retention rates in the industry, 93% in the first quarter, growing this business becomes more difficult in periods of economic downturn. In addition to maintenance growth being impacted by currency fluctuations, , we are also experiencing the impact of slow-paying customers. Although it’s not prevalent throughout our customer base, we are getting more requests for maintenance discounts, as customer are trying to match their costs to their expected revenues. We are generally able to turn this to our advantage by offering smaller near term discounts in exchange for longer maintenance contracts.

Winbacks. Winbacks continue to be strong as we brought back 160 customers on to maintenance contracts in the first quarter. While we are not collecting as much back maintenance from these winbacks as we did during better economic times, the significance of these first quarter winbacks is that they represent $3.1 million in annual maintenance. Looking at our good margin detail, maintenance gross margins were 76.6%, up year-over-year by nearly 2 percentage points. Maintenance margin benefited from improving retail maintenance margins as well as from the expense reductions taken at the end of last year. First quarter consulting margins were up significantly year over year to 16%. As expected, 2009 first quarter utilization rates were impacted by seasonal training for all of our consultants, which was more extensive than usual due to the release of Epicor 9 at the end of 2008. The consulting organization is doing an excellent job of matching it’s a workforce to its book of business. And we expect to see utilization improve markedly in our second quarter resulting in margins at or approaching 20%. Hardware margins were 11.4%, which were in line with our expectations. We expect to continue to see some variability in our hardware revenues and margins due to the timing of customer orders and product mix. License gross margins were 81.6%, increasing year-over-year by nearly 1 percentage point due primarily to a lower mix of third-party products. Total gross margins, excluding amortization were 53.2%.

Now moving on to operating expenses. Excluding restructuring charges, operating expenses benefited from our focus on managing our variable cost as well as the strengthening of the dollar versus foreign currencies. However, the full impact of the cost initiatives that we have taken is not completely apparent just by viewing this year over year operating expense line. Sales and marketing expense declined meaningfully year-over-year, and R&D was relatively flat a we continue to invest in Epicor 9. G&A, however, was up significantly from the first quarter of 2008 due to a few key factors which are accounted for close to $3 million in additional G&A expense in the 2009 first quarter compared to a year ago. Given the current economy, and some close slower-paying customers, we took additional provisions for bad debt expense in the first quarter of 2009,,

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

which increased G&A expense. 2009 first quarter G&A expense also has additional legal expense and more costs associated with NSB, as we had a full first quarter of operations in 2009, compared to only six r six weeks of NSB in the first quarter of 2008. Looking at some balance sheet metrics, we solid collections of $112.9 million in the first quarter. We collected more than they sold during the quarter. Our cash and equivalence balance as of March 31st, stood at $83.2 million, and we started 2009 with solid free cash flow of $7.2 million. Historically, the first quarter is the lowest cash-generating quarter of the year. We continue to use excess cash to pay down our credit facility with payments totaling $8.5 million during for first quarter, even in the face of the weak economic environment.

Once again, we collected more than we sold during the quarter. Our cash and equivalence balance as of March 31st stood at $83.2 million, and we started 2009 with solid free cash flow of $7.2 million. Historically, the first quarter is the lowest cash generating quarter of the year. We continue to use excess cash to pay down our credit facility with payments totaling $8.5 million during the first quarter. Based on the $6 million discretionary payment we made in the first quarter, our credit facility interest rate will drop by 25 basis points to live or plus 2%, when we file our 10-Q later this month. Our debt balance consists primarily of our $230 million obligation, the holders of Epicor’s senor convertible notes and $86.5 million of borrowings under our credit facility. As a reminder, the first time our outstanding convertible notes could be subject to a forced redemption is not until May of 2014. These notes are relatively inexpensive cost of capital as they carry a very favorable cash interest rate of 2.38%. As just mentioned, our credit facility is also attractively priced. We remain comfortable with our liquidity position, and we will continue to pay close attention to our credit facility covenants throughout the year. Lastly, I want to re-emphasize that we will continue to closely manage our variable expenses to ensure our cost structure is aligned with our revenue expectations. At the same time, we will continue to invest in our products, while ensuring we are providing our customers with a very high level of service and support they have come to know and expect. I would now like to turn the call back to George.

George Klaus - Epicor Software - President, Chairman of the Board

Thanks, Mike. While we don’t control the economy, we are doing a good job with the things that are under Epicor’s control. In addition to keeping a close eye on expenses during the first quarter, we have also eliminated several distractions on making the company stronger. Most recently, we filled the CFO position. Mike is a well-known and respected executive within Epicor, and brings excellent operating and leadership skills to oversea a very strong financial organization. We also solidified our executive management team with Jim Bork taking the role of head of worldwide sales, and Russ Clark assuming the position of Principal Accounting Officer.Every executive management position that I believe Epicor needs right now is full. I have worked very closely with is this team in the past, and I am confident this is the group to lead Epicor in successfully and profitably weathering current economic conditions.

Everyone is using the same play book and Epicor will emerge an even a stronger company, well positioned for growth across all lines of our business, when the economy turns around. In addition to rounding out this management team, we reached an agreement with one of our largest shareholders ensuring that the team is not distracted from running our business. We are added two strong new members of our board, both of whom already proven to be excellent assets for the company in recent board deliberations. We believe the company specific distractions of last year are behind us, and that Epicor is operating from a solid foundation. Epicor has weathered economic downturns over the years, and this is the team that in the past help the company emerge from those downturns as an even stronger company. The current situation is obviously unique but I am confident we are taking the right steps for Epicor to emerge even better positioned.

We will continue to invest in our latest technology offerings, while closely managing our expenses to our expected revenues. We will take opportunities to continue to prune more prudent while making sure that we do not impede our ability to complete. We continue to focus on making every revenue dollar more profitable than it was last year, while ensuring we are prepared to capitalize on the significant opportunities we believe a rebounding economy will bring. That said, in the near term, execution to our stated objectives is our top priority. As seen in our Q2 finance guidance provided in our press release, we plan to continue to take a prudently caution approach to our revenue and earnings projections, as we await signs that the economy has bottomed. With that I would like to turn the call over to our operator and we will field questions. Jamie?

QUESTION AND ANSWER

Operator

Thank you, sir. (Operator instructions). And we’ll take our first from Steve Koenig with KeyBanc Capital Markets.

Steve Koenig - KeyBanc Capital Market - Analyst

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

Hi, good afternoon. Thanks for taking my question.

George Klaus - Epicor Software - President, Chairman of the Board

Sure.

Steve Koenig - KeyBanc Capital Market - Analyst

I’m wondering if you could comment a little bit on maybe two things. One is what you saw happening towards the end of the quarter with respect to improvements relative to January, February, what kinds of deals, any sort of metrics on large deals would be interesting as well. And secondly, just to clear the table here, I would also be very interested in finding out about Epicor 9, as you started to see some traction with that. What kinds of verticals were you telling in into? Where are you seeing the initial traction from a vertical and geographical perspective?

George Klaus - Epicor Software - President, Chairman of the Board

Okay. Steve, so, first of all I think, we installed a new President in the US in January, and I think a lot of wait-and-see attitude was taking place during the January, February time frame. And while there still not total clarity, there started to become a little more clarity as to what, his economic policy was going to be. And with that, I think our customers started to feel a little more comfortable in spending. But it’s not unusual to see business back-end loaded in the first quarter anyway as we have our sales teams in many kickoff meetings during the beginning of the year. We have our consulting organization in many kickoff meetings, and especially where we’re doing training for all of our people in our new Epicor 9 product. So that might have accounted for some of the March strength. It’s really hard for me to put my finger on the fact that it was a turn around on the economy.

As far as Epicor 9, we are continuing to sell it into our existing strengths. Certainly manufacturing. Epicor 9 product brings a lot stronger distribution product capabilities, and we did see some additional wins in the distribution side of our business that we probably would not have sign with our older product. So that in addition to the new countries we were able to open up, I think I mentioned 6 of those in my chat, and that’s because we now have global financials on the Epicor 9 product. So with the ability to have global financials around the word in the Epicor 9 product and with the added distribution capability, and then with the improved manufacturing product, I think is where you saw most of the Epicor 9 sales coming from.

Steve Koenig - KeyBanc Capital Market - Analyst

Thank you, George, that’s helpful. If I may follow up with a quick question. What are you seeing in Europe with respect to year on year comparisons, license sales, or generally color on the environment there?

George Klaus - Epicor Software - President, Chairman of the Board

Well, I just came back from eight days in Europe quite frankly, and while they are suffering the same economic constraints we are here in the US. It is a very positive group. And one of my stops in Stockholm, I met with 40 of our largest strategic customers over there. And we went through a whole five-hour presentation on Epicor 9, and the product, and of course Epicor in general in our markets, and very well received, I might add. And I actually feel a little bullish about our pipelines in Europe and think that we’re going to see, by going to the global financials on Epicor 9, we have opened up a number of countries that we couldn’t sell our Vantage 8 product into for example. And so I think we are going to see stronger sales come out of Europe then we have in the past.

Steve Koenig - KeyBanc Capital Market - Analyst

Great. Thank you very enough.

Operator

We’ll take our next question from Peter Goldmacher with Cowen & Company.

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

Peter Goldmacher - Cowen and Company - Analyst

Hey guys. Thanks for giving me time. Can you talk a little about your sales head count, where you were a year ago to six months ago, where you are now? And then some more detail on the competitive environment for the deal? Are you winning, who are you winning them from? And then for the deals that are getting delayed or going away. What’s happening to the deals you are not winning?

George Klaus - Epicor Software - President, Chairman of the Board

Peter, I don’t know that I know where we were a year ago, as you know, I wasn’t here, but we have 160 quota-carrying sales reps right now. I know that for a fact. And Damon will have to get back to you where we were in a year ago and six months ago. Unless we know that. Do we know that, guys? We were around 200 a year ago. And we are around 160 now. They just slip me a note. Okay. So we’re about 160, and what was the second part? I already forgot Peter.

Peter Goldmacher - Cowen and Company - Analyst

The competitive environment, when you are winning? When you are winning, who you are winning from?

George Klaus - Epicor Software - President, Chairman of the Board

Yes, we don’t see a big difference there. Our three competitors are SAP, Oracle, and Microsoft. And those are the guys we that see much of, certainly in all the deals we are in the larger ones, of course, are SAP and Oracle more, and then the medium and smaller ones we see a lot of Microsoft. But those are our three major competitors as has been for some time now.

Peter Goldmacher - Cowen and Company - Analyst

Okay.

George Klaus - Epicor Software - President, Chairman of the Board

And Epicor 9 will allow us to move up market more, so we’ll be seeing more of I’m sure the SAP’s and Oracle in all the deals we are in.

Peter Goldmacher - Cowen and Company - Analyst

OK, Great, thanks, guys.

Operator

We’ll take our next question from Mark Murphy from Piper Jaffray.

George Klaus - Epicor Software - President, Chairman of the Board

Oh yes. Hi. This is Brian Schwartz for Mark Murphy. George, wanted to task you a question. On the retail performance, actually two questions. One I wanted to know how the retail business performed according to your expectations here in Q1. And then second, I would just like to follow up on your introductory comments about the retail segment. You seem to indicate that you are potentially seeing some positive indicators here in April in that segment. And just wondering if you could share some more details around that? Thank you. So let me ask — somebody just announced really good results in the —

Mike Pietrini - Epicor Software - CFO

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May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

Coach.

George Klaus - Epicor Software - President, Chairman of the Board

Coach, yes. So one of things that allow us to be a little more— If you saw Coach’s announcement recently, they were pretty positive about some return to more normal times in the retail environment. So we see a little more strength in terms of spending going on there. And I think in the retail space, the retailers will know before a lot of the rest of us as they see people come back into their stores as to whether the economy is turning around in that space. Now with regard to our retail business in Q1, it was pretty good. It wasn’t bad. The area we were disappointed in, of course, was our software license sales. And that was down over our planned. But we didn’t have a huge number in the plan for retail software license sales in Q1. And we have taken the prudent cost-cutting measures on the retail side of our business, such that the retail side of our business is actually — is actually producing a lot of EBITDA to our bottom line there. So we have definitely got the cost balance with respect to retail sales that we see. And our consulting and maintenance business continues to be relatively stable. So it’s really just a matter of some of our license sales. And we have a pretty good pipeline in Q2, and would expect to see that bounce back a little bit in Q2.

Brian Schwartz - Piper Jaffray - Analyst

That’s helpful George. And then, it’s just another question, taking a step back. I know we are talking about retail here in April, but is it possible to comment on what you are seeing in the business of a whole, now that we’ve finished the month of April. If it’s possible to compare that to what you see in March? If you had any month over month improvement. Thank you.

George Klaus - Epicor Software - President, Chairman of the Board

Well, I would compare April to January, and April was much stronger first month of the quarter for us than January was for us. Now that’s not unusual, because the first quarter of the year is usually the toughest one. But, our pipelines are strengthening, and I think, based on the environment we’re in, our sales team and our consulting team is scrubbing our pipelines even more aggressively than we have in the past, and we have always been pretty aggressive. So the people we have in our pipeline right now, are justified and bonified candidates for purchase into the environment. We are taking a conservative approach, as I mentioned in my chat, with our guidance for Q2. We’re going to do it on a quarter by quarter basis now. And as soon as we start to see this economy rebound, I can’t think of anybody who is better positioned and as I mentioned I just spent eight years — eight days in Europe moving around four different cities. And because we’re at the very beginning of a product life cycle, and have made the investment over the last six years in getting us to the point where in December of last year, we released Epicor 9, I think, should the economy and when the economy starts to turn around, we are going to be well positioned to take advantage of it. But until we see that, we’re going to take a conservative approach to managing our business and forecasting our results.

Brian Schwartz - Piper Jaffray - Analyst

That’s real helpful thank you for taking my questions today.

Operator

And we’ll go next with Abhey Lamba with UBS.

Abhey Lamba - UBS - Analyst

Yes, thanks. Just following up on the comments about April was you compared it to January, so would it be fair to assume that from March you saw a typical kind of slow down in the first month of the quarter type of thing. And what type of alignment are you zooming for second quarter in your guidance as what you compare as to what you saw in March? Are you expecting sequential improvement from March in the second quarter?

George Klaus - Epicor Software - President, Chairman of the Board

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

I don’t know if we’ll see sequential improvement, from March. I think we will see June be better than March. I will feel that. But I think second quarter will be better than first quarter even though we are guiding pretty conservatively for the second quarter. So, it’s still hard. I guess only thing I can relate to there is that our pipelines lead us to believe that we will have a successful second quarter.

Abhey Lamba - UBS - Analyst

Sounds good. In terms of cost, do you think you have more room to cut costs there or do you think you have the right cost structure in place for the rest of the year?

George Klaus - Epicor Software - President, Chairman of the Board

No, I think we will continue to cut costs. One of the things that difficult economic times do, is make your take a real hard look at everybody you need in the company. And we continue to do that,. And while nobody wants to furlough people or lay people off, we are taking a very, very tight look at all of the resources we have in the company and making sure they are needed.

Abhey Lamba - UBS - Analyst

Okay. thanks and lastly. With Epicore 9 release, are you seeing any kind of customer flaw or customer flaws in customer decisions right now, or do you think all of the decisions are being made with macro in mind (inaudible)? Thanks.

George Klaus - Epicor Software - President, Chairman of the Board

No, I think there is a still lot of caution in the decision making process by the customer base. And we don’t lose to the competition hardly at all, but we lose the no decision if you will, or deferred decision. And we’re still seeing some of that, and that will be, I think continuing until we see this economy start to get some legs under it.

Abhey Lamba - UBS - Analyst

Okay. Thank you.

Operator

And we’ll take our next question comes from Richard Badry with Canaccord Adams.

Richard Badry - Canccord Adams - Analyst

Thanks. So despite the sequential uptick you think you see now to the revenue side, should we be expecting the G&A line to actually decline because it looks like there’s some one time items in Q1? And then when you speak to deal sizes at times you have told us numbers for deals over $1 million, over $.5 million. And just kind of a detail question, I’m not sure if you gave the headcount exiting the quarter. Thanks.

George Klaus - Epicor Software - President, Chairman of the Board

Ok, so on the G&A, I’m going to ask Russ Clark to chat with that.

Russ Clark - Epicor Software - PAO

Yes, hey Rich. I would expect G&A to be fairly consistent in Q2 with Q1. We did have some one-time items, but when we look at DSOs and collections and so forth, we’re monitoring that closely and conservatively, so I wouldn’t expect a big decrease in G&A in Q2. I would expect more consistent.

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

George Klaus - Epicor Software - President, Chairman of the Board

I remember the third part, Rich. We’re just under 2,800 employees right now. But I forget the second part of your question.

Richard Badry - Canccord Adams - Analyst

Deal sizes.

George Klaus - Epicor Software - President, Chairman of the Board

Oh, the deal sizes. I think our average deal size for our top ten as we usually announce, it was a little over $350,000.

Ross MacMillan - Jefferies and Company - Analyst

Thanks.

Operator

And we’ll go next to Ross MacMillan with Jefferies and Company.

Ross MacMillan - Jefferies and Company - Analyst

I just had a couple of financial questions. Just on the interest expense, it looked like that tick tock both sequentially year over year, I guess paying down your debt and interest rates are lower. Can you just talk to that for a second.

Russ Clark - Epicor Software - PAO

Yes, Ross, it’s Russ here. The biggest impact on that, you’ll see is the implementation of the new accounting for the convertible debt which is adding $2 million of interest expense to the quarter.

Ross MacMillan - Jefferies and Company - Analyst

Because the amortization?

Russ Clark - Epicor Software - PAO

Yes, the amortization, it’s a little bit less than $2 million a quarter. That will grow over time. It’s essentially a $61 million discount back at the assurance date and then it creeps up over time. So it’s adding about $2 million in interest expense now and that will creep up quarter by quarter through 2014 which is the first put date of the note.

Ross MacMillan - Jefferies and Company - Analyst

Great. And just on, where you do have to provide against customers that may be late in paying maintenance, do you — just so I’m clear, does your maintenance revenue — do you net out those, if you will at-risk maintenance payors? Or do you gross — do you have that revenue in there gross, and then basically net out of the G&A line as a provision? I’m just trying to understand the math of that. Thanks.

Russ Clark - Epicor Software - PAO

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

Sure. If it’s an issue with a maintenance renewal on a collection, you will generally see that coming out of the revenue side. On the G&A side, that’s where we’re down to a situation with the customer that it’s a little bit later cycle, but on the early stage with the renewals, you are going to see that hitting the revenue line.

Ross MacMillan - Jefferies and Company - Analyst

Great. And just one last one. George, you mentioned a 350 number in terms of Epicor 9 requests or orders. Do you have a reference point from last quarter, or is there any kind of context you can put around that? Thanks.

George Klaus - Epicor Software - President, Chairman of the Board

Yes, we were around 200 last quarter.

Ross MacMillan - Jefferies and Company - Analyst

When you say request, is that, what is the difference between account and order? How should I think about that?

George Klaus - Epicor Software - President, Chairman of the Board

Well, we think of orders coming from a new account, and requests coming from existing customers that want to upgrade their existing product.

Ross MacMillan - Jefferies and Company - Analyst

Great. Thank you.

Operator

(Operator instructions). We’ll go next to Mark Schappel with the Benchmark Company.

Jenny ? - Benchmark Capital - Analyst

Hi, this is Jenny (inaudible) for Mark Schappel. Just two quick questions. First one is, do existing customers get Epicor 9 for no charge if they are paying maintenance? Or do existing customers have to pay extra for the product release?

George Klaus - Epicor Software - President, Chairman of the Board

Existing customers get like for like technology for free. Anything additional they choose to add, and most of them do, they get charged for.

Jenny ? - Benchmark Capital - Analyst

Okay and the second question is, can you break out the business in Q1 in terms of percentage of revenue from retail and percentage of revenue from maintenance and manufacturing.

George Klaus - Epicor Software - President, Chairman of the Board

No, we don’t do that.

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

Jenny ? - Benchmark Capital - Analyst

Okay. Thanks.

George Klaus - Epicor Software - President, Chairman of the Board

OK

Operator

We’ll go next to Brad Fills from Barclays Capital.

Brad Fills - Barclays Capital - Analyst

Hi, guys this is Brad here. Just a question on consulting. Could you comment on, trends you might have seen there, this quarter?

George Klaus - Epicor Software - President, Chairman of the Board

Well, margins are stronger. Of course as you know, last, the end of last year, we had a reduction in force, which also impacted our consulting organization along with others. As we mentioned in the scrip, managed services seems to be becoming a little bit of a popular thing and we would expect to see that grow. We spend a lot of time in Q1, a lot of time training all of our consultants for implementation of Epicor 9, so that took them out of the field a little bit longer than normal, which would have impacted our revenue and margins in Q1.

Brad Fills - Barclays Capital - Analyst

Got it. Thanks, and then just are there any verticals or subverticals within , manufacturing, distribution, for example, where you are seeing more traction for Epicor 9, just in terms of pipeline build? Or are you seeing certain, I guess functionality that is resonating well. Obviously, international is the big incremental, but are there any others, within just vertical functionality that you are noticing are getting traction?

George Klaus - Epicor Software - President, Chairman of the Board

Well, I think if you are looking for something a little different and new, it would be distribution. The Epicor 9 product has a lot more distribution capability than our Vantage 8 product did. And of course, it has a lot more manufacturer capability, but so Vantage 8 was also very strong in that market. So we will see increased pipeline in the distribution area and in the international area.

Brad Fills - Barclays Capital - Analyst

Got it. All right. Thanks.

Operator

We’ll go next to a follow-up from Steve Koenig with KeyBanc Capital Markets.

Steve Koenig - KeyBanc Capital Market - Analyst

Hi, thanks. I wondered if you happened to have available the number of deals over $500,000, and over $1 million. And would be particularly interested in, on how many of those were Epicor 9, if you have it?

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FINAL TRANSCRIPT
May. 04. 2009 / 5:00PM ET, EPIC - Q1 2009 Epicor Software Earnings Conference Call

George Klaus - Epicor Software - President, Chairman of the Board

None was Epicor 9, and there’s one of each.

Steve Koenig - KeyBanc Capital Market - Analyst

Okay. Great. Thanks.

Operator

And that does conclude our question-and-answer session. At this time, I would like to turn everything back to you, Mr. Klaus for any additional or closing remarks.

George Klaus - Epicor Software - President, Chairman of the Board

Well thank you. So briefly in closing, as always I like to take this opportunity to thank our employees for all of their hard work during the quarter. I know it’s a difficult environment we are working in, but their dedication and their support and their loyalty to the company is always much appreciated. Of course, thank you to our customers for their confidence in Epicor. And as always, we continue to have an extraordinary franchise with over 20,000 customers and a great maintenance base and consulting base of revenue to work from. And Epicor 9 should be bring as the environment turns, the added license revenue we would like to see coming back. Thank you all for joining the call. It has been a pleasure.

Operator

That does conclude today’s conference. Thank you for your participation.

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